Exhibit 10.15

SALES AND MARKETING AGREEMENT

This Sales and Marketing Agreement (the “Agreement”) is entered into on February 8, 2007 (the “Effective Date”), by and among Banuestra Financial Corporation, a Georgia corporation (“Banuestra”) and Assuris, LLC, a Georgia limited liability company (“Assuris”; together with Banuestra, the “Parties”).

Whereas, Banuestra is a financial services company that operates retail locations in the Atlanta, Georgia area serving the un-served and under-served Latino market and provides Latino focused consulting services and technology solutions to banks, thrifts, credit unions, retailers and other financial service providers;

Whereas, Assuris is a marketing company dedicated to providing technology and other solutions to the bank and financial institution market;

Whereas, Banuestra and Assuris desire to combine their expertise for the purpose of offering Banuestra’s products and services to banks and financial institutions; and

Now therefore, in consideration of the mutual benefits to be derived by both Parties hereto, and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, it is agreed as follows:

Article 1.  Marketing Agent Services

1.1  General.  Banuestra hereby grants Assuris the exclusive right to market and sell Banuestra’s Latino focused consulting services (the “Banuestra Services”) and Conexión el Banco technology solution (“Conexión El Banco”) to banks and financial institutions in the United States, including marketing analysis and segmentation, turnkey design of branches, non-banking products & technology processing platform, and implementation services offered by Banuestra.

1.2  Marketing Costs.  Assuris shall be solely responsible for its costs and expenses associated with marketing and selling the Banuestra Services and Conexión El Banco in accordance with this Agreement.

1.3  Customer Agreements.  Banuestra shall enter into agreements for Banuestra Services and Conexión El Banco directly with the customer bank or financial institution.  If requested by Banuestra, Assuris will provide reasonable assistance in collecting unpaid accounts and debts from customers that have entered into agreements with Banuestra due to the marketing efforts of Assuris.

1.4 Marketing Materials and Representations.  Assuris shall submit to Banuestra for its prior approval all marketing materials, press releases, public statements, brochures, advertisements, and other materials which include any Banuestra Marks (defined below) or which describe, market, advertise, mention or promote the Banuestra Services or Conexión El Banco.  Banuestra’s approval of such materials shall not be unreasonably withheld or delayed.  Neither Assuris nor any of its employees or sales or marketing representatives shall make any representations regarding the Banuestra Services or Conexión El Banco which are untrue, misleading or inconsistent with the materials regarding such products and services provided by Banuestra to Assuris.  Assuris shall not makes any warranties regarding any products or services to be provided by Banuestra except as approved in writing by Banuestra.

Article 2.  Fees and Billing

2.1  Agreement Revenue.  Banuestra shall invoice and collect any amounts due under any agreement for Banuestra Services or Conexión El Banco.

2.2  Payment by Banuestra to Assuris.  Banuestra shall pay Assuris 50% of the revenue received by Banuestra for all Banuestra Services, whether or not due to the marketing efforts of Assuris.  Banuestra shall pay Assuris a marketing fee of 50% of the initial license and implementation fees received by Banuestra under any license agreement for Conexión El Banco, whether or not due to the marketing efforts of Assuris.  Banuestra shall also pay Assuris 10% of all transaction fees and other recurring revenue received by Banuestra under any license agreement for Conexión El Banco, whether or not due to the marketing efforts of Assuris.  Assuris may engage third parties to market Banuestra Services and Conexión El Banco to banks and financial institutions.  Assuris shall be solely responsible for any costs and expenses associated with such engagement, and unless agreed otherwise shall compensate the third party from the commissions due from Banuestra as set forth above.

2.3  Overdue Payments.  Payments overdue under Section 2.4 shall bear an interest at the lower of: (a) the highest rate permitted by applicable law; or (b) 1.5% per month.

2.4  Reporting.  Banuestra shall notify Assuris within ten (10) business days of the execution of each agreement for Banuestra Services or license agreement for Conexión El Banco, and shall provide a copy of each such agreement to Assuris.  All payments under Section 2.2 shall be paid monthly within fifteen (15) days of the end of the calendar month in which fees are received by Banuestra, and shall be accompanied by an accounting of the gross revenue received under each agreement in that month, along with an allocation of such revenue between Banuestra and Assuris.

2.5  Right to Audit Books. Upon 48 hours written notice, each Party shall permit the other Party to inspect its books and records to verify the amounts owed under this Article 2.  In the event such examination reveals that the paying Party has underpaid the other Party by 5% or more, the paying Party shall pay the expense of the examination in addition to the interest payments required under Section 2.3.

Article 3.  Use of Banuestra Marks.

Subject to the terms and conditions of this Agreement, Banuestra hereby grants Assuris a non-exclusive, non-transferable worldwide license to utilize all trade names, trademarks, symbols, logos and other names and marks owned or used by Banuestra in connection with the Banuestra Services and Conexión El Banco (the “Banuestra Marks”).  Assuris shall use and display the Banuestra Marks in accordance with any written instructions and polices provided by Banuestra to Assuris.  The Banuestra Marks shall only be used in connection with the Banuestra Services and Conexión El Banco.  Except as otherwise provided in this Article 3, no right, title or interest in or to the Banuestra Marks, or any other intellectual property owned by Banuestra, shall be transferred or assigned to Assuris, and the Banuestra Marks and all rights in the Banuestra Services and Conexión El Banco shall at all times be and remain the sole and exclusive property of Banuestra.

Article 4.  Confidentiality Agreement

This Agreement shall be subject to the Non-Disclosure Agreement dated February     , 2007 between the Parties.

Article 5.  Relationship of the Parties.

The Parties to this Agreement are independent contractors.  No Party is an agent, representative or employee of any other Party.  No Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, any other Party.  This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon any Party.

Article 6.  Right of Purchase and Right of First Refusal.

6.1.  Right of Purchase.  Subject to the terms, restrictions, limitations and conditions stated in this Agreement, Assuris grants Banuestra the right and option to purchase Assuris upon 60 days written notice.

6.2  Purchase Price.  The price to be paid by Banuestra for Assuris shall be determined by independent valuation experts.  Except as otherwise agreed by the parties, Banuestra shall appoint one expert, Assuris shall appoint a second expert, and the experts selected by Banuestra and Assuris will appoint a third expert.  The price to be paid will be the average of the valuations determined by each of the experts.

6.3  Right of First Refusal.  Banuestra shall have a right of first refusal on any sale of Assuris or all or substantially all of its business or assets, whether by stock sale, asset sale, merger, or other change in control.  Assuris will notify Banuestra in writing of any bona fide offer by any third party to acquire Assuris or all or substantially all of its business or assets, which notice shall include a description of the material terms of the agreement and an offer to Banuestra to acquire Assuris or all or substantially all of its business or assets.  Banuestra shall have 30 days to accept the offer on substantially the same terms and conditions as proposed to be established with the third party, and Banuestra shall have 60 days thereafter to close such acquisition.  If Banuestra does not accept the offer within the 30 business day period, or fails to close within 60 days after accepting the offer, then Assuris may proceed to sell itself or all or substantially all of its business or assets to the third party on the same terms and conditions as set forth in the written notice to Banuestra.  If Assuris does not complete such sale within 120 days, Assuris shall again be required to comply with the terms of this paragraph.

Article 7.  Term and Termination

7.1  Term.  The term of this Agreement is for a period of one (1) year from the Effective Date, unless terminated sooner as set forth in Section 7.2.  The term will be automatically renewed thereafter for additional periods of one year, provided that Assuris meets the minimum commitments negotiated by the Parties for renewal of this Agreement.  The Parties shall negotiate minimum commitments in good faith during the last 90 days of each term.  Either party may terminate this agreement by written notice no less than 60 days prior to the end of any term hereof.

7.2  Termination for Material Breach.  In the event either Party fails to comply with its obligations under this Agreement in any material respect, the other Party may, at its option, terminate the Agreement upon 20 days prior written notice of any non-compliance, but the termination shall be effective only in the event that the default is not corrected to the other Party’s satisfaction within such 20 day period.

7.3  Rights of Parties Upon Termination.  If this Agreement is terminated by either Party, the payment provisions of Article 2 shall survive and each party shall continue to pay all amounts due hereunder to the other for all contracts which are continuing with customers and for which revenue is due hereunder.  The obligations of the Parties under Article 8 shall also survive any termination of this Agreement.

Article 8.  Indemnifications and Limitations

8.1  Indemnification. Banuestra shall indemnify, hold harmless and defend Assuris, and its members and the directors, officers and employees of each of them and their respective successors, assigns, from and against any and all losses, claims, damages, costs, expenses or liabilities, including but not limited to, reasonable attorney’s fees and court costs resulting from any claim made against Assuris arising out of (i) the gross negligence or intentional misconduct of Banuestra, (ii) the provision of any products or services by Banuestra under any agreement or (iii) any infringement or alleged infringement by Banuestra of any patent, copyright, trademark, trade secret or other intellectual property right of a third party or violates any law. Assuris shall indemnify, hold harmless and defend Banuestra, and its members and the directors, officers and employees of each of them and their respective successors, assigns, from and against any and all losses, claims, damages, costs, expenses or liabilities, including but not limited to, reasonable attorney’s fees and court costs resulting from any claim made against Banuestra arising out of any gross negligence, intentional misconduct or breach by Assuris of this Agreement.  The indemnified party shall provide the indemnifying party hereunder with prompt notice of any claim which would give rise to indemnification, and shall allow the indemnifying party to assume the defense of such claims with counsel of its choosing, provided that the indemnified party may engage its own counsel at its own cost and expense.  The indemnified party shall not settle any claim or provide any release without the consent of the indemnifying party.

8.2  Limitations. EXCEPT IN THE CASE OF A CLAIM UNDER SECTION 8.1, NEITHER PARTY NOR ITS AFFILIATES, SUBSIDIARIES, PARENT CORPORATION OR ANY OF ITS PARENT’S AFFILIATES OR SUBSIDIARIES SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PRESENT OR PROSPECTIVE PROFITS OR REVENUES, LOSS OF ACTUAL OR ANTICIPATED ROYALTIES OR OTHER FEES SUSTAINED OR INCURRED IN RESPECT TO SALES OR ANTICIPATED SALES OR EXPENDITURES, INVESTMENTS OR COMMITMENTS MADE IN CONNECTION WITH THE ESTABLISHMENT, DEVELOPMENT, OR MAINTENANCE OF THE SELLING AND MARKETING RELATIONSHIP CREATED BY THIS AGREEMENT OR IN CONNECTION WITH THE PERFORMANCE OF OBLIGATIONS HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, EACH PARTY SHALL INDEMNIFY THE OTHER FOR ANY AND ALL DAMAGES FOR WHICH INDEMNIFICATION IS REQUIRED UNDER SECTION 8.1 TO THE EXTENT SUCH DAMAGES ARE AWARDED TO A THIRD PARTY BY ANY COURT, ARBITRATOR, OR OTHER JUDICIAL OR QUASI-JUDICIAL PROCEEDING.

Article 9.  General Provisions

9.1  Applicable Law.  The validity, meaning, and effect of this Agreement shall be determined in accordance with the laws of the State of Georgia, without regard to any rules governing conflicts of laws.

9.2.  Successors and Assigns.  The Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns provided; however, that neither Party shall transfer, pledge or assign this Agreement or any part, interest in, obligation hereunder or compensation due to it hereunder without obtaining the prior written consent of the other Party in each instance.

9.3  Notices. All notices, requests, consents, and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person, facsimile, electronic mail (if an electronic mail address is specified in this Section), a nationally recognized overnight courier, or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by such Party to the other Party:

Banuestra:	Banuestra Financial Corporation
623 Holcomb Bridge Road
Roswell, GA 30076
Tel: (678) 461-0995
Fax: 678-352-1514

Assuris:	Assuris, LLC
4725 Peachtree Corners Circle
Suite 370
Norcross, GA 30092
Tel: (770) 840-2700
Fax: (770) 840-2701

All such notices, requests, consents and other communications shall be deemed to have been given when received.

9.4  Headings.  The captions or headings contained in the Agreement are inserted and included solely for convenience and shall never be considered or given any effect in construing the provisions hereof if any question of intent should arise.

9.5  Waiver.  The waiver by either Party of any provision of this Agreement or the failure by either Party to claim a breach of any provision of this Agreement shall not be and shall not be deemed to be a waiver of any other provision or breach of this Agreement.

9.6  Severability.  The determination by a court of competent jurisdiction that any term or provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other terms or provisions of this Agreement. Upon such determination of invalidity or unenforceability of any provisions, the Parties shall in good faith negotiate a mutually acceptable and enforceable substitute for the unenforceable provision, which substitute shall be as consistent as possible with the original intent of the Parties.

9.7  Entire Agreement.  This written Agreement contains the entire agreement between the Parties and supersedes all prior and collateral representations, promises and conditions in connection with the subject matter hereof.  Any representation, promise or condition not incorporated in this Agreement shall not be binding on either party.

9.8  Counterparts.  This Agreement may be executed in several counterparts, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same Agreement.

In Witness Whereof, the Parties hereto have executed this Agreement to be effective as of the date set forth in the preamble above.

Banuestra Financial Corporation		Assuris, LLC

By:	/s/ Drew W. Edwards	By:	/s/ John W. Collins
	Signature		Signature

	Drew W. Edwards		John W. Collins
	Print Name		Print Name

	Chief Executive Officer		Chief Executive Officer
	Print Title		Print Title